Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Nick Hengst
+1.414.906.7356
nicholas.hengst@manpowergroup.com

ManpowerGroup Reports 2nd Quarter 2022 Results

•
Revenues of $5.1 billion (-4% as reported, +6% constant currency (CC))
•
Gross profit margin of 18.2%, aided by high levels of permanent recruitment activity
•
Continued strong performance of higher margin brands with significant revenue growth in Experis and Talent Solutions. Manpower performance was more modest due to supply chain disruptions in certain European markets
•
Improved profitability with expanded EBITA and operating profit margins
•
$100 million of common stock repurchased during the quarter
•
Refinanced existing €400 million Euro Note, extending maturity from September 2022 to June 2027

MILWAUKEE, July 19, 2022 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $2.29 per diluted share for the three months ended June 30, 2022 compared to $2.02 per diluted share in the prior year period. Net earnings in the quarter were $122.2 million compared to $111.6 million a year earlier. Revenues for the second quarter were $5.1 billion, a 4% decrease from the prior year period.

The current year quarter included integration costs from the U.S. Experis acquisition. These costs reduced earnings per share by $0.04 in the current quarter. Excluding these costs, earnings per share was $2.33 per diluted share in the quarter.

Financial results in the quarter were also impacted by the stronger U.S. dollar relative to foreign currencies compared to the prior year period, resulting in a 25 cent negative impact to earnings per share in the quarter compared to the prior year. This represented an additional 6 cent negative impact to earnings per share from foreign currency than anticipated in our second quarter guidance. On a constant currency basis, revenues increased 6% (3% in organic constant currency) compared to the prior year period. Excluding the net impact of integration costs, on a constant currency basis net earnings per diluted share increased 28% during the quarter.

Jonas Prising, ManpowerGroup Chairman & CEO, said, “Our second quarter results demonstrate the disciplined execution of our strategic initiatives and the continued strength of demand for our higher margin businesses. Overall, we made solid progress during the second quarter and believe that the continued execution of our Diversification, Digitization and Innovation strategy positions us well for ongoing success. Notably, our ability to create talent at scale through our innovative MyPath and Experis Academy programs are clear differentiators in the market.

As we start the third quarter, labor markets remain very solid and demand for talent is strong. We continue to monitor those sectors in Europe where present-day supply-chain disruptions are impacting our business, particularly in the automotive industry. At the same time, we also believe the persistent level of talent shortage represents a significant opportunity for our business. We see this evidenced by the strong ongoing demand in our permanent recruitment services, in our RPO and MSP Talent Solution offerings, in our Experis IT resourcing and solutions, and across our Manpower Specializations.

We anticipate diluted earnings per share in the third quarter will be between $2.19 and $2.27, which includes an estimated unfavorable currency impact of 29 cents. Our guidance excludes expected integration costs ranging from $4 million to $6 million.”

Net earnings for the six months ended June 30, 2022 were $213.8 million, or net earnings of $3.97 per diluted share compared to net earnings of $173.6 million, or net earnings of $3.13 per diluted share in the prior year. The current year to date period included integration costs from the U.S. Experis acquisition and the net loss related to the sale of our Russia business in January which reduced earnings per share by 24 cents. Revenues for the six-month period were $10.2 billion, flat compared to the prior year or an increase of 8% in constant currency. Earnings per share for the six-month period were negatively impacted by 35 cents due to changes in foreign currencies compared to the prior year.

In conjunction with its second quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on July 19, 2022 at 7:30 a.m. central time (8:30 a.m. eastern time). Prepared remarks for the conference call are included within the Investor Relations section of our website at manpowergroup.com. Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpowergroup.com/in the section titled “Investor Relations.”

Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantially more value for candidates and clients across more than 75 countries and territories and has done so for over 70 years. We are recognized consistently for our diversity - as a best place to work for Women, Inclusion, Equality and Disability and in 2022 ManpowerGroup was named one of the World's Most Ethical Companies for the 13th year - all confirming our position as the brand of choice for in-demand talent.

Forward-Looking Statements

This news release contains statements, including statements regarding economic and geopolitical uncertainty, labor and financial outlook, and the Company’s strategic initiatives and brands that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements due to numerous factors. These factors include those found in the Company’s reports filed with the SEC, including the information under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2021, as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which information is incorporated herein by reference.

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ManpowerGroup

Results of Operations

(In millions, except per share data)

	Three Months Ended June 30
			% Variance
			Amount	Constant
	2022	2021	Reported	Currency
	(Unaudited)
Revenues from services (a)	$5,074.1	$5,277.1	-3.8%	5.7%
Cost of services	4,152.9	4,417.0	-6.0%	3.6%
Gross profit	921.2	860.1	7.1%	16.4%
Selling and administrative expenses	740.5	690.2	7.3%	16.0%
Operating profit	180.7	169.9	6.3%	18.1%
Interest and other expenses, net	6.7	2.8	135.3%
Earnings before income taxes	174.0	167.1	4.1%	15.5%
Provision for income taxes	51.8	55.5	-6.7%
Net earnings	$122.2	$111.6	9.5%	21.5%
Net earnings per share - basic	$2.32	$2.05	13.2%
Net earnings per share - diluted	$2.29	$2.02	13.4%	25.7%
Weighted average shares - basic	52.7	54.5	-3.3%
Weighted average shares - diluted	53.4	55.4	-3.6%
(a)
Revenues from services include fees received from our franchise offices of $3.9 million and $3.5 for the three months ended June 30, 2022 and 2021, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $275.6 million and $253.5 million for the three months ended June 30, 2022 and 2021, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Three Months Ended June 30
			% Variance
			Amount	Constant
	2022	2021	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$903.9	$628.8	43.7%	43.7%
Other Americas	358.8	415.5	-13.6%	-9.0%
	1,262.7	1,044.3	20.9%	22.7%
Southern Europe:
France	1,238.2	1,346.8	-8.1%	4.1%
Italy	454.3	469.1	-3.2%	9.7%
Other Southern Europe	508.9	606.5	-16.1%	-7.8%
	2,201.4	2,422.4	-9.1%	2.2%
Northern Europe	1,027.1	1,190.5	-13.7%	-2.4%
APME	603.7	619.9	-2.6%	9.7%
	5,094.9	5,277.1
Intercompany Eliminations	(20.8)	—
	5,074.1	5,277.1	-3.8%	5.7%
Operating Unit Profit:
Americas:
United States	$64.7	$38.0	70.3%	70.3%
Other Americas	16.2	18.0	-10.4%	-4.1%
	80.9	56.0	44.4%	46.4%
Southern Europe:
France	62.3	65.7	-5.2%	7.5%
Italy	35.5	31.7	12.0%	27.1%
Other Southern Europe	13.9	17.9	-22.6%	-16.6%
	111.7	115.3	-3.2%	9.1%
Northern Europe	10.8	17.9	-39.1%	-29.9%
APME	22.5	22.3	0.8%	15.8%
	225.9	211.5
Corporate expenses	(35.8)	(37.3)
Intangible asset amortization expense	(9.4)	(4.3)
Operating profit	180.7	169.9	6.3%	18.1%
Interest and other expenses, net (b)	(6.7)	(2.8)
Earnings before income taxes	$174.0	$167.1

(a) In the United States, revenues from services include fees received from our franchise offices of $3.1 million and $3.0 million for the three months ended June 30, 2022 and 2021, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $128.1 million and $114.6 million for the three months ended June 30, 2022 and 2021, respectively.

(b) The components of interest and other expenses, net were:

	2022	2021
Interest expense	$10.6	$9.7
Interest income	(2.8)	(3.1)
Foreign exchange loss	3.3	0.6
Miscellaneous income	(4.4)	(4.4)
	$6.7	$2.8

ManpowerGroup

Results of Operations

(In millions, except per share data)

	Six Months Ended June 30
			% Variance
			Amount	Constant
	2022	2021	Reported	Currency
	(Unaudited)
Revenues from services (a)	$10,217.4	$10,201.5	0.2%	7.7%
Cost of services	8,399.1	8,573.3	-2.0%	5.5%
Gross profit	1,818.3	1,628.2	11.7%	19.2%
Selling and administrative expenses	1,498.9	1,359.9	10.2%	17.1%
Operating profit	319.4	268.3	19.0%	29.6%
Interest and other expenses, net	9.4	8.2	13.6%
Earnings before income taxes	310.0	260.1	19.2%	29.5%
Provision for income taxes	96.2	86.5	11.2%
Net earnings	$213.8	$173.6	23.2%	33.9%
Net earnings per share - basic	$4.02	$3.17	26.8%
Net earnings per share - diluted	$3.97	$3.13	26.8%	38.0%
Weighted average shares - basic	53.2	54.8	-3.1%
Weighted average shares - diluted	53.8	55.5	-3.0%
(a)
Revenues from services include fees received from our franchise offices of $7.5 million and $7.1 million for the six months ended June 30, 2022 and 2021, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $540.8 million and $502.6 million for the six months ended June 30, 2022 and 2021, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Six Months Ended June 30
			% Variance
			Amount	Constant
	2022	2021	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$1,793.3	$1,237.6	44.9%	44.9%
Other Americas	720.6	809.6	-11.0%	-7.5%
	2,513.9	2,047.2	22.8%	24.2%
Southern Europe:
France	2,430.6	2,535.7	-4.1%	5.8%
Italy	899.3	871.9	3.1%	13.8%
Other Southern Europe	1,065.4	1,175.1	-9.3%	-2.7%
	4,395.3	4,582.7	-4.1%	5.1%
Northern Europe	2,121.6	2,324.3	-8.7%	-0.3%
APME	1,221.9	1,247.3	-2.0%	7.8%
	10,252.7	10,201.5
Intercompany Eliminations	(35.3)	—
	10,217.4	10,201.5	0.2%	7.7%
Operating Unit Profit:
Americas:
United States	$123.0	$67.2	83.0%	83.0%
Other Americas	30.7	32.9	-6.7%	-2.0%
	153.7	100.1	53.5%	55.1%
Southern Europe:
France	111.9	108.3	3.3%	14.4%
Italy	64.5	51.1	26.3%	39.9%
Other Southern Europe	30.5	29.3	4.0%	9.3%
	206.9	188.7	9.6%	20.5%
Northern Europe	14.1	22.7	-37.7%	-31.0%
APME	41.5	41.1	0.8%	13.2%
	416.2	352.6
Corporate expenses	(77.8)	(74.5)
Intangible asset amortization expense	(19.0)	(9.8)
Operating profit	319.4	268.3	19.0%	29.6%
Interest and other expenses, net (b)	(9.4)	(8.2)
Earnings before income taxes	$310.0	$260.1

(a) In the United States, revenues from services include fees received from our franchise offices of $6.0 million and $6.1 million for the six months ended June 30, 2022 and 2021, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $238.9 million and $232.1 million for the six months ended June 30, 2022 and 2021, respectively.

(b) The components of interest and other expenses, net were:

	2022	2021
Interest expense	$21.0	$19.9
Interest income	(5.6)	(6.2)
Foreign exchange loss	5.1	3.1
Miscellaneous income	(11.1)	(8.6)
	$9.4	$8.2

ManpowerGroup

Consolidated Balance Sheets

(In millions)

	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$886.2	$847.8
Accounts receivable, net	5,343.9	5,448.2
Prepaid expenses and other assets	171.8	126.7
Total current assets	6,401.9	6,422.7
Other assets:
Goodwill	1,669.9	1,722.2
Intangible assets, net	560.9	583.6
Operating lease right-of-use asset	314.0	373.4
Other assets	561.8	610.2
Total other assets	3,106.6	3,289.4
Property and equipment:
Land, buildings, leasehold improvements and equipment	568.0	594.9
Less: accumulated depreciation and amortization	458.0	478.1
Net property and equipment	110.0	116.8
Total assets	$9,618.5	$9,828.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,023.2	$3,039.2
Employee compensation payable	229.9	299.4
Accrued liabilities	540.8	584.7
Accrued payroll taxes and insurance	704.8	789.1
Value added taxes payable	421.4	515.5
Short-term borrowings and current maturities of long-term debt	481.0	552.6
Total current liabilities	5,401.1	5,780.5
Other liabilities:
Long-term debt	942.2	565.7
Long-term operating lease liability	222.2	275.8
Other long-term liabilities	608.2	675.2
Total other liabilities	1,772.6	1,516.7
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,465.8	3,444.7
Retained earnings	3,777.2	3,634.6
Accumulated other comprehensive loss	(471.5)	(389.4)
Treasury stock, at cost	(4,337.5)	(4,169.4)
Total ManpowerGroup shareholders' equity	2,435.2	2,521.7
Noncontrolling interests	9.6	10.0
Total shareholders' equity	2,444.8	2,531.7
Total liabilities and shareholders' equity	$9,618.5	$9,828.9

ManpowerGroup

Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended
	June 30,
	2022	2021
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$213.8	$173.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	42.5	34.4
Loss on sale of a subsidiary	8.0	—
Deferred income taxes	2.8	(13.3)
Provision for doubtful accounts	6.1	9.2
Share-based compensation	21.6	16.9
Changes in operating assets and liabilities, excluding the impact of dispositions:
Accounts receivable	(218.3)	(381.7)
Other assets	(18.0)	(6.3)
Other liabilities	(37.2)	362.6
Cash provided by operating activities	21.3	195.4
Cash Flows from Investing Activities:
Capital expenditures	(41.7)	(24.6)
Acquisitions of businesses, net of cash acquired	—	(7.1)
Proceeds from the sale of subsidiaries and property and equipment	1.0	0.9
Cash used in investing activities	(40.7)	(30.8)
Cash Flows from Financing Activities:
Net change in short-term borrowings	(3.9)	3.1
Repayments of revolving debt facility	(25.0)	—
Proceeds from long-term debt	416.1	0.3
Repayments of long-term debt	(2.5)	(2.2)
Payments for debt issuance costs	(1.5)	—
Proceeds from derivative settlement	2.0	—
Payments of contingent consideration for acquisitions	(1.4)	(6.2)
Proceeds from share-based awards	0.3	4.2
Payments to noncontrolling interests	(1.0)	—
Other share-based award transactions	(8.1)	(4.6)
Repurchases of common stock	(160.0)	(150.1)
Dividends paid	(71.2)	(68.3)
Cash provided by (used in) financing activities	143.8	(223.8)
Effect of exchange rate changes on cash	(86.0)	(46.5)
Change in cash and cash equivalents	38.4	(105.7)
Cash and cash equivalents, beginning of period	$847.8	$1,567.1
Cash and cash equivalents, end of period	$886.2	$1,461.4